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                                                                 Exhibit 10.1.10
                             TERRA INDUSTRIES INC.

                          INCENTIVE AWARD PROGRAM FOR
                            OFFICERS & KEY MANAGERS

                                     1997
                                     ----

I.        Purpose of the Plan
          -------------------

          The purpose of this Incentive Award Program is to motivate and reward officers and key managers of the company toward achievement of planned annual goals and improved results.

II.       Eligibility in the Plan
          -----------------------

          Participation in this Incentive Award Program is limited to officers and key managers of Terra Industries Inc., Terra Distribution and Terra Nitrogen whose efforts are expected to contribute directly to the success and accomplishment of the company's planned goals.

III.      Special Provisions and Considerations
          -------------------------------------

          Terra's incentive plan year coincides with the company's fiscal year. The Chief Executive Officer will establish corporate financial goals, which are approved by the Board of Directors, which will be used to establish the 1997 incentive pool. Each officer and key manager participating in this plan will be assigned an index which establishes their target incentive as a percentage of year-end base salary. Some Division participants will participate in this Plan and a Division plan and their individual index will be split or allocated between this plan and their Division plan in establishing the year-end pool for this and their Division Plan.

          The Chief Executive Officer is responsible for approving each plan participant's individual goals or objectives as soon as practicable in 1997. The importance of each goal is reflected in the weight assigned to each goal which sums to one hundred percent (100%). Each plan participant must periodically report on their goal achievement to the Chief Executive Officer. These individual goals or objectives will be used in determining the participant's final incentive payment.

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IV.       Funding the Officers and Key Managers Incentive Award Program
          -------------------------------------------------------------

          The funding for the officers and key managers incentive award pool is based on the accomplishment of Terra Industries Inc. approved income and return-on-equity objectives, which will fund the incentive pool. The income goal will receive fifty percent (50%) weight and the return-on-equity goal will receive fifty percent (50%) weight.

          The pool starts to fund at fifty (50%) percent when the company's composite performance reaches seventy-five (75%) percent and increases on a straight-line basis where one hundred percent (100%) of composite performance equals a one hundred percent (100%) funding of the pool. Over-achievement is calculated in on a straight-line basis where the pool capped at two hundred percent (200%) at one-hundred-twenty-five (125%) percent of composite plan performance. The pool generated by these calculations may be increased by up to twenty percent (20%) of target, at the Chief Executive Officer's discretion, but the pool cannot exceed 200% of target, including the discretionary portion of the pool.

V.        Basis of the Incentive Award
          ----------------------------

          The starting point in determining each participant's individual incentive award is the evaluation of the individual objectives. The participant's individual raw award is calculated by taking each participant's year-end salary, times their individual index (or that portion of their index used to calculate this pool) and then adjusted by their individual performance. The sum of all participants' adjusted raw awards creates an adjusted raw pool. This adjusted raw pool is compared with the sum of the plan participant's year-end salary, times their index (or a portion of their index used to calculate this pool) which is then adjusted by the company's composite performance to form the incentive pool. This adjusted raw pool is adjusted up or down to match the incentive pool. All participant incentives are paid from the incentive pool.

          The Chief Executive Officer has the discretion to adjust any individual's participation up or down to reflect unusual or unplanned events or to reflect the degree of difficulty of the goals. He may adjust amounts between plan participants and may add amounts from the discretionary part of the pool. The Chief Executive Officer may also choose to award less than the full amount of the pool.

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VI.       Review, Revision and Modification of the Goals
          ----------------------------------------------

          Under normal business conditions, the corporate goals or individual objectives will not be altered or revised once established for the year. Unexpected and unforeseen developments during the course of the year may prompt re-examination of an officer or key manager's established goals. It is the responsibility of each officer and key manager to note the conditions of change which would prompt such a review and take timely action. Such action would include review with the Chief Executive Officer for need for revision of an established goal as soon as possible after the detected change. The change(s) is subject to final approval of the Chief Executive Officer.

VII.      Payment of Award
          ----------------

          The incentive award will be paid each officer and key manager by check as soon as possible after the close of the fiscal year and after approval of the Chief Executive Officer's recommendations by the Personnel Committee of the Board of Directors.

          To be eligible for full payment, the officer or key manager must have been in the employ of Terra Industries Inc. or one of its subsidiaries as of January 1 of the incentive plan year and must be actively employed by the company on the date the incentive award is paid.

VIII.     Special Provision
          -----------------

          A newly elected officer or key manager will participate in the officer and key manager's incentive program in proportion to the number of full months worked as an officer or key manager during the incentive program year.

          An officer or key manager who retires, becomes permanently disabled or dies shall cease to participate in the officers and key managers incentive program as of the end of the month coincident with retirement, disability or death. The proportionate incentive award will be paid as soon as possible after the close of the fiscal year. While it is the intent of the company to make awards under this plan and to continue the plan from year to year, it reserves the right to amend or terminate the plan entirely at its discretion.

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